Exhibit 99.3

By FAX: 212-8056326

March 16, 2009

Judge Colleen McMahon

United States District Court,

Southern District of New York

500 Pearl Street

New York, New York 10007

Dear Judge McMahon:

I am submitting this letter in regard to shareholders’ derivative suit, Borwick v. Black, Cole, Volpe and Grace (1:08-cv-09171-CM).

I am one of the signatories to letters sent to your office today objecting to Plaintiff Borwick’s Shareholders’ Derivative suit against the members of the Board of e-Smart Technologies, Inc.

Attorney Brent Baker on behalf of plaintiff, Douglas M. Borwick, filed this derivative shareholders’ suit. The defendants are Charles R. Black, Elliott H. Cole, Thomas J. Volpe, and Mary A. Grace, who are on the Board of e-Smart Technologies.

Plaintiff Borwick (hereinafter “Borwick”) claims that he filed this derivative suit on behalf of e-Smart Technologies, Inc. shareholders, and that he owns approximately 2,000,000 shares of e-Smart stock. According to Borwick in verbal conversations, he claims that he has invested approximately $300,000, or less.

As one of a group of majority investors and owners of e-Smart shares, I vigorously and viscerally object to Borwick’s derivative suit based upon collective sound business judgment, and a breath of information, which is contrary to what Borwick has proffered before this court.

Collectively, those who submitted the letter own approximately 300,000,000 (three hundred million) shares of e-Smart stock. Some made substantial investments into e-Smart—over $12,000,000 (twelve million dollars) collectively.

On Sunday, March 8, 2009, and Tuesday, March 10, 2009, Borwick instigated two shareholders conference calls, whereupon he offered his position, however, flawed. He represented that the audio tape/transcripts would be provided to the shareholders, and then reneged on that and actually stated to a substantial investor, Mr. William Sandler that he would not turn it over because he did not want it used against him. Borwick refused to respond to my written request for the audio tape/transcripts. 1 Previous to my request, I contacted www.freeconference.com and they instructed me that it would be Borwick who would have to supply these tapes.

During these conference calls, signatories to the collective letter participated and made visceral objections to Borwick’s position. I told him flat out, “I am going to sue you if you proceed with this insanity!” Others agreed as well. We were all very quite outspoken when Borwick allowed us to speak. I spoke over him because he was lying to the shareholders. Borwick justified his position as he

[1]	As a seasoned broadcast journalist for 30 years, and the former Political Director of CNN, I specifically requested the audio tapes to verify their validity. I am personally aware on how transcripts can sometimes be altered.

solicited funds to hire a new attorney claiming he could not afford this suit. At times, he claimed needing $50,000 and at other times, $100,000 while stating that he was willing to settle the case, yet negated to mention that a shareholder derivative suits rarely cost under $1,00,000 (one million dollars) as anyone sane well knows.

Furthermore, Borwick claimed that Mr. Baker was no longer representing him because of “personal reasons,” and that Borwick hired Baker on contingency alone. In a conversation, which I initiated on Friday, March 13, 2009, Mr. Baker represented to me that he was hired for a fee and on contingency.

During Borwick’s shareholder conference calls, Borwick made egregious material misrepresentations of fact and law while soliciting these legal funds. It is fact – not fiction that Borwick has engaged in very damaging defamation of the Board and management of e-Smart with some of the wildest accusations. Other parties and I have repeatedly told him to stop this because he is damaging the shareholders’ investments.

During the second conference call, Borwick stated that he is under investigation by the SEC. I now question the validity and very motive of this shareholder’s derivative suit especially since I have now learned that Mr. Baker represented Doug Borwick before the SEC. Borwick also stated that he is also a party to what he referred to as an “Involuntary Reorganization” against e-Smart with a man named Anthony R. Russo, who was recently charged by the SEC.

I have valid information that there are parties who have attempted to steal e-Smart’s technology, and hence, cause damage to e-Smart, its Board and management so other parties will come in and buy e-Smart, and damage the shareholders’ investments. These same people with Mr. Borwick filed the Involuntary Bankruptcy Petition, not for Chapter 11 “reorganization”, as Borwick asserted during the conference calls he initiated, but indeed, filed a Chapter 7 Involuntary Bankruptcy Petition for liquidation. All of the signatories and I object to both actions, and will be taking appropriate action in that suit as well.

Today, Mr. William Sandler told me that Borwick might be filing an extension of time before this Court to get a new lawyer. I object to that. I request that the Court deny Borwick that extension of time, and request that this honorable Court dismiss this case.

Borwick’s actions are part of a bigger plan to take over e-Smart, and sell it to some parties involved with the same convicted felons, who tried to steal e-Smart’s technology in the past. They were unsuccessful, but cost the company millions of dollars in legal fees nonetheless. This evidence has been passed to law enforcement and the courts. During these shareholder conference calls last week, Borwick even passed on insider trading information about e-Smart. Whether true, or not, is irrelevant. Borwick stated such as fact! Just passing on alleged insider information is a violation of SEC federal statues. The mere fact that Borwick passed it on is in violation of public company rules and regulations.

When I called Mr. Baker on Friday, March 13, 2009, Mr. Baker stated to me that he had been trying to get out of representing Borwick for “months.” Described it as akin to “a divorce of irreconcilable differences.” When I asked, “How could that be [for months] when the complaint was signed on February 3, 2009?” Baker backtracked by stating that it was “for weeks.” Now, I learn that Baker proffered his resignation as counsel to the court on March 6, 2009 according to the docket he emailed me following our phone call. I also asked him if it were true that Borwick was in possession of corporate books and records. Mr. Baker stated to me, “No, he is not an official of the company.” I then asked Baker if Borwick wrote the shareholders’ derivative suit, he said, “No.” I then asked

Baker if he wrote the complaint since in the first paragraph of the shareholders’ derivative suit it states that Borwick’s knowledge is based upon “corporate books and records!” Mr. Baker studiously stated that he had to get off the phone. Please note that Borwick signed the declaration of perjury as required by the court, and that Baker signed the pleading. Hence, in light of Baker’s representation of Borwick before the SEC, and his subsequent filing of this case, I ask the Court at this time to inquiry of Mr. Baker what exactly is going on here if this derivative suit goes forward.

During this same conversation with me, Baker stipulated that he was going to call Borwick on Friday, March 13, 2009, and remind him that he was no longer representing him as of Monday, March 16, 2009. He said that he was going to suggest to Borwick that he may want to file a Motion to Dismiss to save the complaint before this Court dismisses this case.

This morning Borwick informed Mr. William Sandler, who owns approximately 190,000,000 (one hundred and ninety million) shares of e-Smart that he was now going to request a two-week extension of time from this court to find a new lawyer.

This is a very serious situation. I do believe that Mr. Borwick is not a well man, and that he needs to be mentally examined if this suit proceeds. He is engaged in actions, which are severely damaging to this company, and horrendously damaging to the shareholders’ investments.

Not to belittle Borwick, but I have been informed that he ran at least two businesses, which collapsed, and that he is in financial difficulties right now, and that he is secretary to a Transcendental Meditation swami.

Over this past weekend, Borwick also informed William Sandler that Mr. Wayne Drizin contacted him. According to Borwick, Drizin asked Borwick, “How can I help you raise funds?”

Mr. Drizin is infamous to many e-Smart shareholders. I have met him, and I can unequivocally state that Mr. Wayne Drizin lied to me. I asked him about his disbarment as a lawyer in Florida. He stated to me several years ago that he never answered the bar counsel complaint, and deflected upon it - as not worthy of answering because he was never going to practice law. I later discovered the complaint had something to do with co-mingling of funds. More importantly, Drizin is a convicted felon. He spent time in a halfway house. Years earlier, he tried to buy the Mustang Ranch brothel in Nevada.

For the past several years, Mr. Drizin and his cohorts have led a jihad character assassination campaign against Mary Grace, who is CEO of e-Smart and its board to take over this company by methods, which are exceedingly proven extortion with false legal claims, and even attempted to steal this company’s technology. Why these men are not in jail puzzles me, but it not without law enforcement trying.

Mr. Drizin’s background check was brought to light to e-Smart management. It proved that he had lied. Since that time, he has willingly ginned up lies, spun them out publicly, and instigated incredible lawsuits against e-Smart with the intention of thwarting its success by raping it of funds for advancement by wasting these millions of dollars on lawsuits filed by him and his cohorts. Drizin is doing his best to bleed this company. Drizin belongs behind bars – NOT is a courtroom.

Drizin even arrogantly admitted in an email that he fooled US Homeland Security/US Customs officials when they stopped and questioned him upon entering the United States. Mr. Drizin and his associates admitted in one court case that they would be infringing upon e-Smart’s rights if they sold e-Smart’s technology. Has that stopped them? No!

In January 2009, I was given evidence that indeed Mr. Drizin’s other partners, Mr. Michael Gardiner, another convicted felon, and Gardiner’s brother, represented they had technology, and tried to sell it. I turned over that evidence to e-Smart, and I am in the process of turning that over to the very Homeland Security law enforcement officials that Mr. Drizin called “goons” at the border when they previously questioned him. In my world, lying to a federal agent is a felony!

I request that this Court not extend Mr. Borwick’s request for an extension of time, and dismiss this case, and instigate a bar counsel inquiry into exactly what Mr. Baker has attempted to do by representing Borwick before the SEC and subsequently, filing this shareholders’ derivative suit. Baker knows better from his background. He told me he handles derivative suits and another source told me he previously worked for the SEC. Seemingly crafty legal steps, but a lawyer cannot comport himself in this manner of filing a crazy derivative suit to protect his client before the SEC! This is an outrageous conflict of interest and unethical by all accounts. Borwick claims that the SEC is investigating him because of his consultancy work for the company. I have further learned that e-Smart paid the $10,000 fee because he had no money. So what does Borwick do? He gets Baker to file against management and the Board! Why did Baker take this case originally I ask! I asked Baker that and he neglected to admit the truth about that. Another employee fired for cause and working with Borwick is a friend of Baker’s, Ms. Maranda Fritz, who may indeed have even appeared before this court.

Ms. Maranda Fritz used to represent e-Smart. E-Smart fired Ms. Fritz for cause, and the SEC is investigating her. After she was fired, she made horrendous allegations against the Board as did Anthony R. Russo, who was working with Ms. Fritz. It is odd that Russo and Borwick filed an involuntary bankruptcy petition together. Then Borwick files this shareholders’ derivative suit and Mr. Baker, who is Maranda Fritz’ friend, files this complaint, but Baker seemed shocked at his client’s representation in the complaint that he had access to company books and records.

My question to this court is WHO DID WRITE THIS COMPLAINT if not Mr. Baker! Russo, or Fritz?

What these people seem to be doing is outrageous and if not criminal, highly unethical, but nonetheless – dishonest as can be and if this goes forward, this is going to be a very ugly case before this Court because the shareholders will not sit on the sidelines!

Thank you for your consideration of this matter.

Sincerely,

Christine Dolan